Exhibit 99.1

Media Contacts:	Investor Relations:
Ed Sweeney	Tom Wojcik
ed.sweeney@blackrock.com	tom.wojcik@blackrock.com
1-646-231-0268	1-212-810-8127

BlackRock Announces Appointment of Gordon M. Nixon to Board of Directors

New York, July 30, 2015 – BlackRock, Inc. (NYSE:BLK) elected Gordon M. Nixon, former President, CEO, and Director of the Royal Bank of Canada (“RBC”), to the Company’s Board of Directors. Mr. Nixon, who retired from RBC in August 2014, is scheduled to join the Board on October 6 as an independent director.

Laurence D. Fink, BlackRock Chairman and CEO, said, “With thirteen years at the helm of a leading global financial institution and one of Canada’s largest public companies, Gordon brings invaluable expertise and perspective to BlackRock about the world at large and in-depth knowledge about the North American market. His experience growing a diversified, global financial services organization in today’s regulatory and economic environment makes him an exceptional addition to our Board.”

Mr. Nixon’s leadership has been widely recognized as the driving force behind RBC’s performance during his tenure. As President and Chief Executive Officer, Mr. Nixon transformed the organization by fostering a client-centric culture and drove greater collaboration across functional areas. As a result of these and other initiatives, RBC saw significant earnings and global market share growth under his leadership. In 2010, he was appointed a Member of the Order of Canada, one of Canada’s highest acknowledgements of outstanding merit or distinguished service by a private citizen. He was also twice named to Barron’s list of World’s Best CEOs.

Mr. Nixon began his career in 1979 when he joined Toronto-based Dominion Securities, and by 1986, he had been promoted to run Dominion’s Japanese operations.  When Dominion was acquired by RBC, he returned to headquarters operations in Toronto.  By 1999 he was promoted to Chief Executive of RBC Capital Markets, a position which he held until his 2001 appointment as President and Chief Executive Officer of RBC.

During his professional career, Mr. Nixon has served on a variety of boards.  He currently serves as a Director of BCE, Inc., George Weston Limited and Art Gallery of Ontario, as well as on the advisory board of Kingsett Capital.  Mr. Nixon has also served on the boards of nonprofits, including MaRS, an organization that connects science, business, and capital, as chair, as well as the Toronto Region Immigrant Employment Council as co-chair. Mr. Nixon is a past chairman of the Canadian Council of Chief Executives, and he currently chairs the Ontario Premier's Jobs and Prosperity Council and the Queen's University Capital Campaign. Mr. Nixon has also served on the boards of organizations in the arts, health care, and education.

With the addition of Mr. Nixon, BlackRock’s Board of Directors consists of 19 members, including 16 independent directors.

About BlackRock

BlackRock is a global leader in investment management, risk management and advisory services for institutional and retail clients. At June 30, 2015, BlackRock’s AUM was $4.721 trillion. BlackRock helps clients around the world meet their goals and overcome challenges with a range of products that include separate accounts, mutual funds, iShares® (exchange-traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. As of June 30, 2015, the firm had approximately 12,400 employees in more than 30 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com | Twitter: @blackrock_news | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock